Exhibit 4.1

DESCRIPTION OF SECURITIES
General
Our authorized capital stock consists of 825,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of February 23, 2024, we had 146,871,908 shares of Common Stock outstanding and no shares of preferred stock outstanding. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Amended and Restated Bylaws (as amended, the “Bylaws”), which we have previously filed with the U.S. Securities and Exchange Commission, and to the applicable provisions of the Delaware General Corporation Law (“DGCL”).
Common Stock
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time and the terms of the Earnout Agreement, dated June 7, 2021, by and between the Company and Juniper Industrial Sponsor, LLC (the “Earnout Agreement”), holders of outstanding shares of Common Stock will be entitled to receive dividends out of assets legally available at the times and in the amounts as the Board may determine from time to time.
Voting Rights
Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of the Company’s Common Stock shall have no cumulative voting rights.
Preemptive Rights
The Company’s Common Stock is not entitled to preemptive or other similar subscription rights to purchase any of the Company’s securities.
Conversion or Redemption Rights
The Company’s Common Stock is neither convertible nor redeemable.
Liquidation Rights
Upon the Company’s liquidation, the holders of the Company’s Common Stock will be entitled to receive pro rata the Company’s assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding and subject to the terms of the Earnout Agreement.

Preferred Stock
The Board may, without further action by the Company’s stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of the Company’s Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of the Company’s liquidation before any payment is made to the holders of shares of the Company’s Common Stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company’s securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Board, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of the Company’s Common Stock and the market value of the Company’s Common Stock.
Anti-Takeover Effects of the Company’s Certificate of Incorporation and the Company’s Bylaws
Our Certificate of Incorporation, Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire it. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.
These provisions include:
Classified Board
Our Certificate of Incorporation provides that the Board be divided into three classes of directors, with each class consisting, as nearly as possible, of one-third of the total number of directors and with the directors serving three-year terms. As a result, approximately one-third of the Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board. Our Certificate of Incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by the Board.
Stockholder Action by Written Consent

Our Certificate of Incorporation precludes stockholder action by written consent at any time unless such action is recommended or approved by all directors of the Company then in office, with the exception that actions taken by holders of preferred stock may be taken without a meeting provided that the requisite number of signatures required to authorize or take such action at a meeting are delivered to the Company in compliance with the parameters set forth in our Certificate of Incorporation.
Special Meetings of Stockholders
Our Certificate of Incorporation and Bylaws provides that, except as required by law, special meetings of our stockholders may be called at any time only by or at the direction of the Board, the Chairman of the Board or our Chief Executive Officer, or as otherwise provided in the Bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
Advance Notice Procedures
Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the Company’s stockholders, including proposed nominations of persons for election to the Board and director election contests subject to the Securities and Exchange Commission’s universal proxy rules. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper written form, of the stockholder’s intention to bring that business before the meeting and must meet all other requirements set forth in the Bylaws and applicable law. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
Removal of Directors; Vacancies
Our Certificate of Incorporation provides that directors may be removed only for cause upon the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class. In addition, our Certificate of Incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on the Board that results from an increase in the number of directors and any vacancies on the Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

Supermajority Approval Requirements
Our Certificate of Incorporation provides that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and our Certificate of Incorporation. Any amendment, alteration, rescission or repeal of our Bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s Certificate of Incorporation, unless the Certificate of Incorporation requires a greater percentage.
Our Certificate of Incorporation provides that the following provisions in our Certificate of Incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:
• the provision requiring a 66 2⁄3% supermajority vote for stockholders to amend our Bylaws;
• the provisions providing for a classified board of directors (the election and term of our directors);
• the provisions regarding resignation and removal of directors;
• the provisions regarding filling vacancies on the Board and newly created directorships;
• the provisions regarding stockholder action by written consent;
• the provisions regarding calling special meetings of stockholders;
• the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
• the provision requiring exclusive forum in Delaware; and
• the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.
Our Certificate of Incorporation provides that the provision on competition and corporate opportunity be amended only by an affirmative vote of at least 80% of the voting power of all then-outstanding shares of stock entitled to vote thereon voting together as a single class.
The combination of the classification of the Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace the Board as well as for another party to obtain control of us by replacing the Board.
Authorized but Unissued Shares
The Company’s authorized but unissued shares of Common Stock and preferred stock will be available for future issuance without stockholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued Common Stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.
Delaware Anti-Takeover Law
The Company is subject to Section 203 of the Delaware General Corporation Law (“Section 203”), which generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:
• prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
• upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
• on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
In general, Section 203 defines “business combination” to include the following:
• any merger or consolidation involving the corporation and the interested stockholder;
• any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, of assets of the corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;
• subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
• subject to certain exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the interested stockholder’s proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation; and

• any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an “interested stockholder” as an entity or person that, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Our Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former of our directors, officers, stockholders, agents or other employees to us or our stockholders, or any claim for aiding and abetting such alleged breach, (3) any action asserting a claim against the Company or any director, officer, stockholder, agent or other employee of us arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery or (4) any other action asserting a claim against the Company or any director, officer, stockholder, agent or other employee of us that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act of 1933 (the “Securities Act”) as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our

Certificate of Incorporation described above. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable. Although the Company believes these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our directors or their respective affiliates, other than those directors, who are our employees. Our Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the Company or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Company’s affiliates now engage or propose to engage or (2) otherwise competing with the Company’s affiliates. In addition, to the fullest extent permitted by law, in the event that the Company or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company.
To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our Certificate of Incorporation, we have sufficient financial resources to undertake the opportunity, and the opportunity would be in line with our business.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for certain breaches of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director for breaches of the duty of loyalty or if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
Our Certificate of Incorporation and Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.
The limitation of liability, indemnification and advancement provisions that are included in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we are required to file reports) preceding the sale. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combinations related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:
a.the issuer of the securities that was formerly a shell company has ceased to be a shell company;
b.the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
c.the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
d.at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, the initial holders, purchasers of placement units, any of their respective affiliates and other third parties will be able to sell their Common Stock, pursuant to and in accordance with Rule 144 without registration one year after the date that we completed our initial business combination. However, if they remain one of our affiliates, they will only be permitted to sell a number of securities that does not exceed the greater of:
a.1% of the total number of shares of Common Stock then outstanding, which was 146,871,908 shares as of February 23, 2024; or
b.the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 would also limited be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Registration Rights
Investor Rights Agreement
On June 7, 2021, the Company entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with Clearlake Capital Group, L.P., Juniper Industrial Sponsor, LLC (the “SPAC Sponsor”), certain stockholders of Juniper Industrial Holdings, Inc., and certain former stockholders of Janus Midco, LLC with respect to the shares of Common Stock issued as partial consideration under that certain Business Combination Agreement dated as of December 21, 2020. The Investor Rights Agreement includes, among other things, the Company’s requirement to file a resale shelf registration statement on behalf of the parties to the Investor Rights

Agreement promptly after the closing of the business combination that occurred on June 7, 2021 (the “Business Combination”). The Investor Rights Agreement also provides certain demand rights and piggyback rights to the Selling Stockholders, subject to underwriter cutbacks and issuer blackout periods. The Company was required to bear all costs and expenses incurred in connection with the resale shelf registration statement, any demand registration statement, any underwritten takedown, any block trade, any piggyback registration statement and all expenses incurred in performing or complying with its other obligations under the Investor Rights Agreement, whether or not the registration statement became effective. In satisfaction of our obligation to file such registration statement, we filed a registration statement on Form S-1 (the “2021 Resale Registration Statement”) on July 7, 2021 (SEC File No. 333-257731) to register up to 114,045,400 shares of Common Stock, up to 10,150,000 warrants to purchase Common Stock, and up to 10,150,000 shares of Common Stock underlying such warrants which, as amended, was declared effective by the SEC on August 6, 2021.
Amendment to the Registration and Stockholder Rights Agreement
In connection with the closing of the Business Combination, Juniper, the SPAC Sponsor and the other parties to the Registration and Stockholder Rights Agreement, dated November 13, 2019 (the “Registration and Stockholder Rights Agreement”), entered into an amendment to the Registration and Stockholder Rights Agreement (the “Amendment to the Registration and Stockholders Rights Agreement”) pursuant to which (i) all references to Common Stock (as defined in the Registration and Stockholder Rights Agreement) were deemed to be references to the Common Stock, (ii) references to the registration rights to which the SPAC Sponsor is entitled were appropriately updated for the transaction structure, and (iii) certain governance rights included in Article V of the Registration and Stockholder Rights Agreement were removed and the governance rights included in the Investor Rights Agreement were deemed to control.
Transfer Agent
The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company (the “Transfer Agent”). The Transfer Agent’s address is 1 State Street, 30th Floor, New York, New York 10004.
Listing
Our Common Stock is listed on the NYSE under the symbol “JBI.”